

Cal Dive International

1st Quarter 2009 Earnings Conference Call
May 6, 2009

Forward-Looking Statements

This presentation may include "forward-looking" statements that are generally identifiable through our use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project" and similar expressions and include any statements that we make regarding our earnings expectations. The forward-looking statements speak only as of the date of this presentation, and we undertake no obligation to update or revise such statements to reflect new information or events as they occur. Our actual future results may differ materially due to a variety of factors, including changes in the level of offshore exploration, development and production activity in the oil and natural gas industry, our inability to obtain contracts with favorable pricing terms if there is a downturn on our business cycle, intense competition in our industry, the operational risks inherent in our business, risks associated with our relationship with Helix Energy Solutions Group, Inc., our controlling stockholder, and other risks detailed in our Form 10-K on file with the Securities and Exchange Commission.

CAL DIVE INTERNATIONAL

Presentation Outline

- Summary of 1st Quarter 2009 Results
- Discussion of Financial Results
- Non-GAAP Reconciliations
- Questions and Answers

CAL DIVE INTERNATIONAL

Summary of 1Q Results

- Increased international diving activity
- Hurricane salvage & repair
- Full year of integration of Horizon
- Completed over half of dry dock days
- Backlog
- Outlook

CAL DIVE INTERNATIONAL

Backlog



$500
$400
$300
$200
$100
$0
($MM)
$402
$350
$450
3/31/2009
12/31/2008
4/30/2008

Summary of Financial Results

(all amounts in thousands, except per share amounts and percentages)

	1st Quarter 2009	1st Quarter 2008
Revenues	$207,053	$144,571
Gross Profit	38,805	24,690
Margins	**18.7%**	**17.1%**
Net Income	12,252	569
Margins	**5.9%**	**0.4%**
Diluted EPS	0.12	0.01
Wtd. Avg. Diluted Shares O/S	98,434	105,508
EBITDA (1)	$42,684	$25,638
Margins	**20.6%**	**17.7%**

(1) See Reconciliation of Non-GAAP Financial Measures on page 11 of this presentation.

CAL DIVE INTERNATIONAL

Key Statistics

	Three Months Ended March 31, 2009	2008
Effective Utilization (1) -		
Saturation Diving Vessels	91%	69%
Surface Diving Vessels	62%	29%
Construction Barges	26%	20%
Calendar Day Utilization -		
Saturation Diving Vessels	70%	55%
Surface Diving Vessels	58%	27%
Construction Barges	20%	18%

(1) Effective vessel utilization is calculated by dividing the total number of days the vessels generated revenues by the total number of days the vessels were available for operation in each period excluding days in which the vessels were in drydocking or taken out of service for upgrades.

CAL DIVE INTERNATIONAL

International Revenue



1Q 2009
55%
$92m
45%
1Q 2008
50%
$72m
50%
Domestic
International

Financial Flexibility

As of March 31, 2009

Net Debt to Book Capitalization (1)



32%
Net Debt

Cash on Hand
$92 million

$300M Revolving Credit Facility



62%
Available Capacity
($186.7m)

Letters of Credit

(1) Calculated as total debt less cash divided by stockholders' equity plus debt less cash.

CAL DIVE INTERNATIONAL

Non-GAAP Reconciliations



Reconciliation of Non-GAAP Financial Measures

(all amounts in thousands)

	1st Quarter 2009	1st Quarter 2008
EBITDA (unaudited)	**$42,684**	**$25,638**
Less: Depreciation & Amortization	19,562	16,627
Less: Non-Cash Stock Comp. Expense	1,712	1,463
Less: Net Interest Expense	3,654	6,717
Less: Provision for Income Taxes	5,504	262
Net Income	**$12,252**	**$569**

CAL DIVE INTERNATIONAL